EXHIBIT 99

*PRESS RELEASE*

Contact:
Lewis R. Renollet
President and Chief Executive Officer
(937) 667-8461

Monroe Federal Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

Tipp City, OH; October 17, 2024 – Monroe Federal Bancorp, Inc. (the “Company”), the proposed holding company for Monroe Federal Savings and Loan Association (the “Association”), announced today that all regulatory approvals have been received to complete the Association’s conversion from the mutual form of organization to the stock form of organization and the Company’s related initial public offering.  The Association’s members approved the transaction at a Special Meeting of Members held on September 26, 2024.

The transaction is expected to close on October 23, 2024.  The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group beginning on or about October 24, 2024 (ticker symbol assignment pending).

The Company intends to sell 526,438 shares of common stock, which includes 36,851 shares to be sold to the Association’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $5.3 million based on the offering price of $10.00 per share.  The Company expects to have 526,438 shares of common stock issued and outstanding upon the closing of the transaction.

The Company conducted a Subscription Offering, which closed on September 19, 2024, and a Community Offering, which closed on October 7, 2024.  Because the stock offering was not oversubscribed, the Company intends to fill all valid stock orders according to the purchase limitations disclosed in the Company’s Prospectus dated August 9, 2024, as supplemented by the Prospectus Supplement dated September 27, 2024.  Subscribers wishing to confirm their stock orders may do so by contacting the Stock Information Center at (312) 521-1603.  The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Pacific Stock Transfer Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and interest checks, on or about October 23, 2024.

Luse Gorman, PC is acting as legal counsel to the Company and the Association.  Performance Trust Capital Partners, LLC has acted as marketing agent for the Company in connection with the stock offering, and Kilpatrick Townsend & Stockton LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import.  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.